Exhibit 10.13

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into by and between Louis G. Morris ("Executive") and Old Point Financial Corporation (the "Corporation") and The Old Point National Bank of Phoebus (the "Bank") (collectively, the "Company").

Statement Of Facts

Executive's employment with the Company will cease on December 31, 2015, and Executive desires to accept the following agreements, including, without limitation, certain additional consideration from the Company to which he would not otherwise be entitled, in return for Executive's general release, non-disclosure and other agreements set forth below.  Executive and the Company desire to settle fully and finally all differences and disputes that might arise, or have arisen, out of Executive's employment with the Company, and the cessation thereof.

Statement Of Terms

In consideration of the mutual promises herein, it is agreed as follows:

1.            Non-Admission of Liability.  Neither this Agreement nor the Company's offer to enter into this Agreement shall in any way be construed as an admission by the Company or Executive that they have acted wrongfully with respect to one another or any other person, or that either has any rights whatsoever against the other.

2.            Cessation of Employment.  Executive represents, understands and agrees that Executive's employment with the Corporation and the Bank will cease on the close of business, December 31, 2015 ("Separation Date").  Effective on December 31, 2015, Executive shall cease to be an employee of the Company for any purpose whatsoever and shall be entitled to no further payments or benefits, except as provided herein.  The Company shall continue to compensate Executive through the Separation Date at his existing base salary rate, and he shall suffer no diminution in fringe benefits through the Separation Date.  Between the close of business on September 4, 2015 and the Separation Date, however, Executive will continue to be an employee of the Bank, but shall not hold any officer position with the Company and shall not be required to perform duties at or for the Company, except as may be required by the Company, at its option.  Executive shall otherwise remain off-site, except as otherwise agreed by the Company.  Between the close of business on September 4, 2015 and the Separation Date, Executive shall be supervised by Robert Shuford, Sr., and any other executives designated by the Board, in regard to all aspects of his employment.

3.            Effective Date.  The Effective Date of this agreement shall be the eighth day after Executive signs this Agreement ("Effective Date").  As of the Effective Date, if Executive has not revoked this Agreement pursuant to Section 17 hereof, this Agreement shall be fully effective and enforceable.

4.            Additional Consideration.  In full consideration and as a material inducement for Executive's signing this Agreement, the Company will provide the following additional consideration, to which Executive would not have been otherwise entitled in the absence of this Agreement:

a.
The Company shall continue to pay Executive his base salary at the same rate as it existed on the Separation Date between January 1 through December 31, 2016 ("Severance Period").  The total gross amount of base salary to be paid during the Severance Period is $300,000.00, less all applicable withholdings ("Severance Pay"), and the Company shall pay this sum in approximately equal installments in accordance with its regular pay periods throughout the calendar year 2016.

b.
During the Severance Period, the Company shall reimburse Executive for health insurance premiums resulting from continuing coverage under the Company health and dental insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

c.	The Company's obligations under Sections 4.a. and b. of this Agreement are conditioned on Executive's execution and non-revocation of and adherence to all terms of this Agreement.

5.            Board of Directors Resignations.  Executive agrees to resign from the Boards of Directors of the Corporation and the Bank, effective September 4, 2015, by submitting the letter of resignations attached hereto as Exhibit A.

6.            Cessation of Authority.  Executive understands and agrees that as September 4, 2015, Executive will be no longer authorized to incur any expenses, obligations or liabilities, or to make any commitments on behalf of the Company.  Executive agrees to submit to the Company, on or before the Separation Date, any and all expenses incurred by Executive through that date and any and all contracts or other obligations entered into by Executive on behalf of the Company.

7.            Return of Company Materials and Property/Non-Interference.  Executive understands and agrees that, Executive immediately will return to the Company all files, memoranda, records, credit cards, manuals, computer equipment, computer software, pagers, cellular phones, facsimile machines, vehicle, passwords, and any other equipment and other documents, and all other physical or personal property that Executive received from the Company or that Executive used in the course of Executive's employment with the Company and that are the property of the Company, its customers or its vendors.  Executive further agrees that he will provide immediately upon request any and all information used by the Company to access any database or other electronically stored information, including any and all passwords.  Executive also agrees that he will not take any actions to disrupt, damage or interfere with the business of the Company.

8.            Confidential Information and Trade Secrets.  Executive agrees to protect and hold in confidence all Trade Secrets and Confidential Information ("Company Information") belonging to the Company that Executive has received through or as a result of Executive's employment by the Company and to take no action that may cause any such information to lose its character as Company Information.  Executive shall neither disclose, divulge nor communicate to any third party any Trade Secrets belonging to the Company unless compelled by court order.

For purposes of this Section 8, "Confidential Information" means confidential data and confidential information relating to the Company's business (which does not rise to the status of a Trade Secret) which has value to the Company and is not generally known to its competitors, such as Company pricing information, marketing information, profit margins, customer preferences, patient and customer lists, and other financial marketing and sales information that would have value if disclosed to competitors.  Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Company, (ii) has been independently developed and disclosed to the public by others, (iii) otherwise enters the public domain through lawful means, or (iv) was already known by Executive at the time of disclosure.  The provisions in this Agreement restricting the disclosure and use of Confidential Information shall survive for a period of five (5) years following the execution of this Agreement.

For purposes of this Section 8, "Trade Secrets" means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers or customer preferences which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  The provisions in this Agreement restricting the disclosure and use of Trade Secrets shall survive the execution of the Agreement and shall survive for so long as the respective information qualifies as a trade secret under applicable law.

9.            No Obligation.  Executive agrees and understands that the additional consideration described above in Section 4 of this Agreement is not otherwise required, and that Executive's entitlement to receive such consideration is conditioned upon Executive's execution, non-revocation and delivery of this Agreement and compliance with the terms of this Agreement.

10.            Non-Competition.  In exchange for the consideration described above in Section 4, the provisions of this Agreement and other valuable consideration, Executive agrees that Executive will not engage in Competition for a period of twelve (12) months after the Separation Date.  For purposes hereof, "Competition" means Executive's performing, lending or management duties, or other duties that are the same as or substantially similar to those duties performed by Executive for the Company within twenty-four (24) months prior to the Separation Date, as an officer, a director, an employee, a partner or in any other capacity, within twenty-five (25) miles of the headquarters or any branch office of the Company as they exist as of the date Executive's employment ceases, if those duties are performed for a business that is the same as or substantially similar to the business of the Company as of the Separation Date.

11.            Non-Solicitation of Customers.  In exchange for the benefits promised in this Agreement and other valuable consideration, Executive agrees that for a period of twelve (12) months after the Separation Date, he will not, directly or indirectly, solicit, divert from the Company or do business with any depositors or other customers of the Bank with whom he had Material Contact during the last twenty-four months of his employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to those offered by the Bank at the time Executive's employment ceases.  "Material Contact" means that Executive personally communicated with the Customer, either orally in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank.  "Customer" means any person or entity with whom the Bank had a depository or other contractual relationship, pursuant to which the Bank provided products or services within twenty-four months prior to the cessation of Executive's employment.

12.            Non-Solicitation of Employees.  In exchange for the benefits promised in this Agreement and other valuable consideration, Executive agrees that for a period of twelve (12) months after the Separation Date, he will not, directly or indirectly, hire or solicit for hire or induce any person to terminate their employment with the Company, if the purpose is to compete with the Bank.

13.            Severability.  The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.  This Agreement shall survive the termination of any arrangements contained herein.

14.            Confidentiality; Professionalism.  Executive represents and agrees that Executive will keep the terms, amount, value, and nature of consideration paid to Executive, and the fact of this Agreement completely confidential, and that Executive will not hereafter disclose any information concerning this Agreement to anyone other than Executive's spouse, and professional representatives  on a need-to-know basis who will be informed of and bound by this confidentiality clause.

Executive agrees that Executive will not make or issue, or procure any person, firm or entity to make or issue, any statement in any form concerning the Company, Executive's employment relationship or the cessation of Executive's employment relationship with the Company to any person or entity if such statement is harmful to or disparaging of the Company, its affiliates or any of their employees, officers, directors, agents or representatives.

15.            Complete Release.  As a material inducement to the Company to enter into this Separation Agreement and General Release, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and each of the Company's owners, members, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, direct or indirect subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), including Old Point Trust & Financial Services, N.A., and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, compensation plans or policies, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of any alleged violations or breaches of any employment agreements or any other contracts, express or implied, or any tort, or any legal restrictions on the Company's right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including without limitation  (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; and (7) Executive Retirement Income Security Act ("ERISA") ("Claim" or "Claims"), which Executive now has, owns or holds, or claims to have, own or hold, or which employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the Effective Date of this Agreement; provided, however, that nothing herein shall release the Company from its obligations to comply with the terms of this Agreement and its promises set forth in Section 4 above, or from its obligations, if any, under the terms of the Old Point Financial Corporation Incentive Stock Option Agreement dated October 18, 2007.

16.            No Knowledge of Illegal Activity.  Executive acknowledges that he has no knowledge of any actions or inactions by any of the Releasees or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

17.            Age Discrimination In Employment Act.  Executive hereby acknowledges and agrees that this Agreement and the termination of Executive's employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 15 hereof shall be applicable, without limitation, to any claims brought under these Acts.  Executive further acknowledges and agrees that:

a.
The release given by Executive in this Agreement is given solely in exchange for the consideration set forth in Section 4 of this Agreement and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Agreement;

b.	By entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed;

c.
Executive has been advised to consult an attorney prior to entering into this Agreement, and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d.	Executive has been offered twenty-one (21) days from receipt of this Separation Agreement and General Release within which to consider this Agreement; and

e.
For a period of seven (7) days following Executive's execution of this Agreement, Executive may revoke this Agreement by delivering written notice to Rachel Blankenship, Human Resources Director, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired.

18.            Cooperation in Litigation.  Executive agrees that while employed, during the Severance Period and thereafter, he will provide reasonable assistance and cooperation to the Company in connection with any threatened or filed claims or litigation.

19.            Governing Law.  The construction, interpretation and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Virginia.

20.            Venue.  Executive agrees that any action brought to enforce or to test the enforceability of any provision of this Agreement, shall be brought in either the United States District Court for the Eastern District of Virginia, Norfolk Division, or the Circuit Court of the City of Hampton, Virginia at the option of the Company.  Executive hereby voluntarily consents to personal jurisdiction in the Commonwealth of Virginia and waives any right he may otherwise have to contest the assertion of jurisdiction over him in Virginia.

21.            Section 409A.  Executive and the Company acknowledge that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Code Section 409A and the regulations thereunder or qualify for an exception from compliance.  If under this Agreement an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.  Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Code Section 409A.  To the extent required under Code Section 409A, the Company shall delay the payment of any payment or benefit under this Agreement considered to be deferred compensation subject to Code Section 409A (and which does not otherwise qualify for an exception from compliance) for a period of six months following Executive's "separation from service" (within the meaning of Code Section 409A).  Any payments or benefit so delayed shall be accumulated and paid in one lump sum immediately following the end of the six month delay period (or upon Executive's death, if earlier).

22.            No Construction Against Any Party.  This Agreement is the product of informed negotiations between Executive and the Company.  If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties.  Executive and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

23.            Breach Does Not Excuse Performance.  Executive agrees that a breach by the Company of any provision of this Agreement shall not excuse his obligation to adhere to the covenants set forth in Sections 10, 11 and 12 of this Agreement, and shall not constitute a defense to the enforcement thereof by the Company.

24.            Remedies.  The parties agree that any breach by Executive of Sections 10, 11 or 12 will result in irreparable damage to the Company for which it will have no adequate remedy at law.  Executive agrees that in the event of any such breach or threatened breach, it shall be entitled to injunctive relief, both temporary and permanent, as well as all provable damages, attorney's fees and costs.

25.            Entire Agreement.  Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

26.            Counterparts.  This Agreement may be executed by electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  Counterparts may be delivered by facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

27.            No Other Representations.  Executive represents and acknowledges that in executing this Agreement, Executive does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis or effect of the Agreement or otherwise.

28.            Binding Effect, Assignment.  This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns.  This Agreement shall not be assignable by Executive but shall be freely assignable by the Company.

29.            Knowledgeable Decision By Executive.  Executive represents and warrants Executive has read all the terms of this Agreement.  Executive understands the terms of this Agreement and understands that this Agreement releases forever the Company from any legal action arising from Executive's relationship by the Company.  Executive is signing and delivering this Agreement of his own free will in exchange for the consideration to be given to Executive, which Executive acknowledges and agrees is adequate and satisfactory.

September 8, 2015		/s/Louis G. Morris
Date		Louis G. Morris

OLD POINT FINANCIAL CORPORATION

September 8, 2015	By:	/s/Robert F. Shuford, Sr.
Date		Robert F. Shuford, Sr.

THE OLD POINT NATIONAL BANK OF PHOEBUS

September 8, 2015	By:	/s/Robert F. Shuford, Sr.
Date		Robert F. Shuford, Sr.

EXHIBIT A

September 4, 2015

Robert F. Shuford, Sr.
Chairman of the Boards of Directors
Old Point Financial Corporation
The Old Point National Bank of Phoebus
1 West Mellen Street
Hampton, Virginia 23663

Dear Robert:

This letter serves to inform you that, effective September 4, 2015, I resign from the Boards of Directors of Old Point Financial Corporation and The Old Point National Bank of Phoebus and the attendant Board committees of which I am a member.

Best regards,
/s/Louis G. Morris